EXHIBIT 11.  Earnings per share computation.


                                             YEAR ENDED JUNE 30,
                                    (in thousands except per share data)

                                        1995          1994          1993
Reported income before accounting
 change (primary)                     $87,000       $69,285       $53,756
Add: Convertible debentures
  interest expense, net of tax              0         1,211         1,931
                                      -------       -------       -------
Net income before accounting
 change (fully diluted)               $87,000       $70,496       $55,687
                                      =======       =======       =======

Reported net income (primary)         $87,000       $72,285       $53,756
Add: Convertible debentures interest
 expense, net of tax                        0         1,211         1,931
                                      -------       -------       -------
Net income after accounting change,
 (fully diluted)                      $87,000       $73,496       $55,687
                                      =======       =======       =======

Weighted average shares
  outstanding (primary)                75,922        73,649        71,360
Shares issuable upon
  conversion of all debentures              0         3,087         4,983
                                      -------       -------       -------
Weighted average shares
  outstanding (fully diluted)          75,922        76,736        76,343
                                      =======       =======       =======

Net Income per share before accounting
 change:
   Primary                            $  1.15       $   .94       $   .75
   Fully diluted                         1.15           .92           .73

Net Income per share:
    Primary                           $  1.15       $   .98       $   .75
    Fully diluted                        1.15           .96           .73




                                       17